Investor Contact:	David Morimoto	Media Contact:	Andrew Rosen
	SVP & Treasurer		SVP & Chief Marketing Officer
	(808) 544-0627		(808) 544-6820
	david.morimoto@centralpacificbank.com		andrew.rosen@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS
FOURTH QUARTER 2008 PROFIT OF $3.1 MILLION

HONOLULU, January 29, 2009 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported net income for the fourth quarter of 2008 of $3.1 million, or $0.11 per diluted share, compared to a net loss of ($44.5) million, or ($1.51) per diluted share, reported in the fourth quarter of 2007 and net income of $3.0 million, or $0.11 per diluted share, reported in the third quarter of 2008.  The net loss for the fourth quarter of 2007 included an after-tax non-cash goodwill impairment charge of $48.0 million.

As previously announced, the Company issued $135.0 million in senior preferred stock earlier this month in connection with the Company’s participation in the U.S. Treasury’s Capital Purchase Program.  The preferred stock carries an annual dividend of 5.0% during the first five years.  Related warrants to purchase approximately 1.6 million shares of the Company’s common stock were also issued to the U.S. Treasury.

“We are pleased to have posted another profitable quarter,” stated Ronald K. Migita, Chairman, President, and Chief Executive Officer.  “While these are challenging economic times, the fundamentals of Central Pacific Bank are improving and we continue to invest in our core Hawaii franchise.  We also remain focused on managing our credit risk.  Furthermore, our participation in the Capital Purchase Program provides us with additional resources for our lending activities to support our commercial and retail customers in Hawaii.  We are one of the largest financial institutions in Hawaii with over $4 billion in loans outstanding and have relationships with thousands of businesses and consumers that rely on us to meet their financial needs.”

Fourth Quarter Highlights
▪	Quarterly net income of $3.1 million, or $0.11 per diluted share.

▪
Allowance for loan and lease losses increased by almost $20.0 million and the allowance for loan and lease losses, as a percentage of total loans and leases, stands at 2.97% at December 31, 2008, up from 2.46% at September 30, 2008.

▪
Total credit costs of $30.0 million comprised of a provision for loan and lease losses of $26.7 million, write-downs of loans held for sale of $1.3 million, foreclosed asset expense of $0.7 million and an increase to the reserve for unfunded commitments of $1.3 million.

▪	Deposits increased by $134.5 million, or 3.6%, from September 30, 2008.

▪
Prior to the Company’s participation in the Capital Purchase Program in January 2009, maintained “well-capitalized” regulatory designation at December 31, 2008, with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 10.44%, 11.71%, and 8.82%, respectively.

Earnings Highlights
Net interest income for the fourth quarter of 2008 was $49.1 million, compared to $52.5 million in the year-ago quarter and $50.6 million in the third quarter of 2008.  The net interest margin for the current quarter was 4.03%, compared to 4.15% in the year-ago quarter and 4.07% in the third quarter of 2008.  The year-over-year and sequential quarter compression was attributable to lower interest income primarily due to a decrease in loan yields.

The provision for loan and lease losses in the fourth quarter of 2008 was $26.7 million, compared to $28.2 million in the year-ago quarter and $22.9 million in the third quarter of 2008.  The sequential quarter increase was attributable to the current challenging economic conditions and the continued softening of the California and Hawaii real estate markets.

Other operating income totaled $16.9 million for the fourth quarter of 2008, compared to $11.4 million in the year-ago quarter and $11.7 million in the third quarter of 2008.  The increase from the year-ago quarter was primarily due to higher unrealized gains on outstanding interest rate locks on residential mortgage loans totaling $2.2 million, higher non-cash gains related to the ineffective portion of a cash flow hedge totaling $2.0 million, and a $1.7 million loss recognized in the year-ago quarter in connection with an investment portfolio repositioning.  The sequential-quarter increase was primarily due to higher unrealized gains on outstanding interest rate locks on residential mortgage loans totaling $2.6 million, higher non-cash gains related to the ineffective portion of a cash flow hedge totaling $1.9 million, and higher income from bank-owned life insurance totaling $0.4 million.

Other operating expense for the fourth quarter of 2008 was $43.6 million, compared to $35.2 million in the year-ago quarter (excluding the aforementioned non-cash goodwill impairment charge of $48.0 million) and $37.5 million in the third quarter of 2008.  The increase from the year-ago quarter was primarily due to the recognition of a non-cash mortgage servicing rights impairment charge totaling $3.4 million, the recognition of a counterparty loss on a financing transaction totaling $2.8 million, higher legal and professional fees totaling $1.4 million, higher write-downs of loans held for sale totaling $1.3 million, higher FDIC insurance expense totaling $1.2 million, higher foreclosed asset expense totaling $0.7 million, and higher net occupancy expense totaling $0.7 million, offset by lower reserves for unfunded commitments totaling $3.5 million.  The sequential-quarter increase in other operating expense was primarily due to the same reasons as the increase from the year-ago quarter, except for a partial offset of salaries and benefits totaling $4.1 million primarily due to lower incentive compensation expense and higher reserves for unfunded commitments totaling $1.4 million.

The Company’s efficiency ratio for the fourth quarter of 2008 was 57.11% (excluding foreclosed asset expense of $0.7 million, the write down of assets of $1.3 million, and the loss on a financing transaction of $2.8 million), compared with 51.44% in the year-ago quarter (excluding the non-cash goodwill impairment charge of $48.0 million) and 57.71% (excluding foreclosed asset expense of $0.1 million, the write-down of assets of $0.1 million, and a loss on the sale of commercial real estate loans of $0.2 million) in the third quarter of 2008.  The variance from the year-ago quarter was primarily attributable to the fluctuations in other operating expenses described above.

During the current quarter, the Company recognized an income tax benefit of $7.4 million on a pre-tax loss of ($4.3) million compared to the recognition of an income tax benefit of $1.1 million on pre-tax income of $1.9 million during the third quarter of 2008.  The Company’s effective tax rate for the current quarter was impacted by the recognition of federal and state tax credits related to solar leases with an after-tax benefit totaling $4.0 million.

Balance Sheet Highlights
Total assets of $5.4 billion at December 31, 2008 reflected a decrease of $248.0 million, or 4.4%, from a year ago and a decrease of $71.9 million, or 1.3%, from September 30, 2008.

Total loans and leases of $4.0 billion at December 31, 2008 reflected a decrease of $111.4 million, or 2.7%, from a year ago and a decrease of $50.0 million, or 1.2%, from September 30, 2008.  The decrease during the current quarter was primarily due to a decrease in the Mainland loan portfolio of $46.8 million.

Total deposits of $3.9 billion at December 31, 2008 reflected a decrease of $91.2 million, or 2.3%, from a year ago and an increase of $134.5 million, or 3.6%, from September 30, 2008.  Noninterest bearing demand, interest bearing demand and time deposits increased during the current quarter by $30.2 million, $14.4 million, and  $99.8 million, respectively, while savings and money market deposits decreased by $9.8 million.

Shareholders’ equity was $526.3 million at December 31, 2008, compared to $674.4 million and $510.1 million at December 31, 2007 and September 30, 2008, respectively.  This does not include the proceeds from our issuance of senior preferred stock to the U.S. Treasury in January 2009.

Asset Quality
The Company’s nonperforming assets as of December 31, 2008 totaled $143.8 million, or 2.65%, of total assets, compared to $132.6 million, or 2.41%, of total assets at September 30, 2008.  The sequential-quarter increase was primarily attributable to the addition of a California commercial construction loan totaling $10.4 million and a California residential construction loan totaling $9.8 million.  Offsetting this increase was a partial charge-off of a Hawaii residential construction loan totaling $2.7 million, a write-down of a California residential construction loan classified as held for sale totaling $1.3 million, and a refinancing of a California residential construction loan held for sale totaling $1.4 million.

Net loan charge-offs in the fourth quarter of 2008 totaled $7.0 million, compared to net loan charge-offs of $8.7 million in the year-ago quarter and $8.7 million in the third quarter of 2008.  Loan charge-offs were attributable to the loans described above.

Loans delinquent for 90 days or more still accruing interest totaled $1.1 million at December 31, 2008, compared to $0.9 million a year ago and $0.6 million at September 30, 2008.

The allowance for loan and lease losses as a percentage of total loans and leases was 2.97% at December 31, 2008, compared to 2.22% a year ago and 2.46% at September 30, 2008.  The increase was attributable to the $26.7 million provision for loan and lease losses for the current quarter, offset by the aforementioned net loan charge-offs totaling $7.0 million.

California Residential Construction Exposure
At December 31, 2008, the Company’s exposure to the California residential construction market totaled $71.0 million.  This amount consisted of $55.6 million in the loan portfolio, $10.5 million classified as held for sale and two foreclosed properties totaling $4.9 million.  At September 30, 2008, the Company’s total exposure to this sector was $95.4 million, which consisted of $76.7 million in the loan portfolio, $13.1 million classified as held for sale and two foreclosed properties totaling $5.6 million.  The current quarter decline in this portfolio was primarily driven by loan repayments.

California residential construction loans held in the portfolio represented 1.4% and 1.9% of total loans and leases at December 31, 2008 and September 30, 2008, respectively.  Of the remaining $55.6 million balance in the California residential construction portfolio, the allowance for loan and lease losses established for these loans was $13.9 million at December 31, 2008, or 25.0%, of the total outstanding loan balance.

Nonperforming assets related to this sector totaled $54.2 million at December 31, 2008, or 1.00%, of total assets.  This balance was comprised of nonaccrual portfolio loans totaling $38.8 million, nonaccrual loans held for sale totaling $10.5 million, and other real estate owned totaling $4.9 million.

Mainland Commercial Real Estate and Construction Exposure
At December 31, 2008, the Company’s exposure to the Mainland commercial real estate and construction market was $975.6 million, which consisted of $969.6 million in the loan portfolio and one foreclosed property totaling $6.0 million.  The $969.6 million balance in the Mainland commercial real estate and construction portfolio consisted of $688.0 million in California and $281.6 million in other Western states.  At September 30, 2008, the Company’s total exposure to this sector was $998.4 million, which consisted of $992.4 million in the loan portfolio and one foreclosed property totaling $6.0 million.

Mainland commercial and construction loans held in the portfolio represented 24.1% and 24.3% of total loans and leases at December 31, 2008 and September 30, 2008, respectively.  Of the $969.6 million balance in the Mainland commercial real estate and construction portfolio, the allowance for loan and lease losses established for these loans was $50.3 million at December 31, 2008, or 5.2%, of the total outstanding balance.   Of the $688.0 million balance in the California commercial real estate and construction portfolio, the allowance for loan and lease losses established for these loans was $35.9 million at December 31, 2008, or 5.2%, of the total outstanding balance.

Nonperforming assets related to this sector totaled $54.6 million at December 31, 2008, or 1.01%, of total assets.  This balance was comprised of 12 loans totaling $48.6 million and one foreclosed property totaling $6.0 million.

Hawaii Residential Construction and Commercial Real Estate Exposure
At December 31, 2008, the Company’s Hawaii residential construction and commercial real estate loan portfolio totaled $1.2 billion.  There were no Hawaii residential construction or commercial real estate loans classified as held for sale.  The Company’s total exposure to this sector was virtually unchanged from September 30, 2008.

Hawaii residential construction and commercial real estate loans held in the portfolio represented 30.9% and 30.2% of total loans and leases at December 31, 2008 and September 30, 2008, respectively.  Of the $1.2 billion balance in the Hawaii residential construction and commercial real estate portfolio, the allowance for loan and lease losses established for these loans was $22.0 million at December 31, 2008, or 1.8%, of the total outstanding balance.

Nonperforming assets related to this sector were comprised of nine loans totaling $25.3 million at December 31, 2008, or 0.47%, of total assets.

Capital Levels and Suspension of Quarterly Cash Dividend
At December 31, 2008, the Company maintained its “well-capitalized” regulatory designation with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 10.44%, 11.71%, and 8.82%, respectively.

On January 9, 2009, in connection with its participation in the Capital Purchase Program, the Company issued $135.0 million in senior preferred stock, with related warrants to purchase approximately 1.6 million shares of the Company’s common stock, to the U.S. Treasury.  Pursuant to its participation in the Capital Purchase Program, the Company’s proforma Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios as of December 31, 2008 would have been 13.46%, 14.73%, and 11.37%, respectively.

In addition to reporting its operating results for the fourth quarter of 2008, the Company also announced that effective immediately, its Board of Directors elected to suspend the payment of cash dividends.

“Given these difficult market conditions and our participation in the U.S. Treasury’s Capital Purchase Program, we believe suspending the payment of cash dividends is a prudent measure that will enable us to preserve capital and better meet the needs of our customers,” Migita stated.  “While our ‘well-capitalized’ position was further strengthened by our participation in the Capital Purchase Program, we believe this decision is in the best long term interest of the Company and its shareholders.  As the economic environment stabilizes, we will reassess our capital levels and the payment of future cash dividends.”

Conference Call and Slide Presentation
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (8:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation as well as view a slide presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may download the slide presentation from the "Presentations" tab of the investor relations page and participate in the live call by dialing 1-800-860-2442.  A playback of the call will be available through March 2, 2009 by dialing 1-877-344-7529 (passcode 427082) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is one of the largest financial institutions in Hawaii with more than $5.4 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 39 branches and more than 95 ATMs throughout Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********
Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; and volatility in the financial markets and uncertainties concerning the availability of debt or equity financing.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year.  The Company does not update any of its forward-looking statements.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - December 31, 2008
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
(in thousands, except per share data)	2008	2007	Change	2008	2007	Change

INCOME STATEMENT
Net income (loss)	$3,145	$(44,452)	-107.1%	$(138,414)	$5,806	-2484.0%
Per share data:
Diluted:
Net income (loss)	0.11	(1.51)	-107.3%	(4.83)	0.19	-2642.1%
Cash dividends	0.10	0.25	-60.0%	0.70	0.98	-28.6%

PERFORMANCE RATIOS
Return (loss) on average assets (1)	0.23%	-3.11%		-2.45%	0.10%
Return (loss) on average shareholders' equity (1)	2.43%	-23.80%		-23.07%	0.77%
Net income (loss) to average tangible
shareholders' equity (1)	3.74%	-41.88%		-37.00%	1.35%
Efficiency ratio (2)	57.11%	51.44%		53.93%	47.80%
Net interest margin (1)	4.03%	4.15%		4.02%	4.33%
Dividend payout ratio	90.91%	-16.56%		-14.49%	515.79%

				December 31,		%
				2008	2007	Change
BALANCE SHEET
Total assets				$5,432,361	$5,680,386	-4.4%
Loans and leases, net of unearned interest				4,030,266	4,141,705	-2.7%
Net loans and leases				3,910,388	4,049,656	-3.4%
Deposits				3,911,566	4,002,719	-2.3%
Shareholders' equity				526,291	674,403	-22.0%
Book value per share				18.32	23.45	-21.9%
Tangible book value per share				12.04	13.90	-13.4%
Market value per share				10.04	18.46	-45.6%
Tangible equity ratio				6.59%	7.40%

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2008	2007	Change	2008	2007	Change
SELECTED AVERAGE BALANCES
Total assets	$5,438,885	$5,718,191	-4.9%	$5,653,409	$5,562,984	1.6%
Interest-earning assets	4,925,836	5,108,920	-3.6%	5,100,472	4,965,878	2.7%
Loans and leases, net of unearned interest	4,109,047	4,171,889	-1.5%	4,209,045	4,021,094	4.7%
Other real estate	11,753	-	0.0%	4,843	97,129	-95.0%
Deposits	3,787,823	3,965,157	-4.5%	3,814,809	3,872,206	-1.5%
Interest-bearing liabilities	4,288,187	4,270,510	0.4%	4,380,295	4,125,076	6.2%
Shareholders' equity	517,256	747,052	-30.8%	599,861	755,178	-20.6%

				December 31,		%
				2008	2007	Change
NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)				$132,563	$61,541	115.4%
Other real estate, net				11,220	-	-
Total nonperforming assets				143,783	61,541	133.6%
Loans delinquent for 90 days or more (still accruing interest)				1,070	903	18.5%
Restructured loans (still accruing interest)				-	-	0.0%
Total nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)				$144,853	$62,444	132.0%

	Three Months Ended			Year Ended
	December 31,			December 31,
	2008	2007		2008	2007
Loan charge-offs	$7,478	$9,679	-22.7%	$145,686	$16,192	799.7%
Recoveries	433	1,010	-57.1%	1,847	2,960	-37.6%
Net loan charge-offs (recoveries)	$7,045	$8,669	-18.7%	$143,839	$13,232	987.1%
Net loan charge-offs to average loans (1)	0.69%	0.83%		3.42%	0.33%

				December 31,
				2008	2007
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases				3.26%	1.48%
Nonperforming assets to total assets				2.65%	1.08%
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured loans (still accruing interest) to total
loans and leases, loans held for sale & other real estate				3.55%	1.50%
Allowance for loan and lease losses to total loans and leases				2.97%	2.22%
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)				90.43%	149.57%

(1) Annualized
(2)	Efficiency ratio is derived by dividing other operating expense excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property, loss on investment transaction and loss on sale of commercial real estate loans by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,	December 31,
(in thousands, except per share data)	2008	2008	2007

ASSETS
Cash and due from banks	$107,270	$68,293	$79,088
Interest-bearing deposits in other banks	475	133	241
Federal funds sold	-	12,000	2,800
Investment securities:
Available for sale	742,600	779,016	835,130
Held to maturity (fair value of $8,759 at December 31, 2008,
$23,896 at September 30, 2008 and $46,077 at December 31, 2007)	8,697	23,968	46,124
Total investment securities	751,297	802,984	881,254

Loans held for sale	40,108	36,470	37,572
Loans and leases	4,030,266	4,080,266	4,141,705
Less allowance for loan and lease losses	119,878	100,227	92,049
Net loans and leases	3,910,388	3,980,039	4,049,656

Premises and equipment	81,059	81,918	82,841
Accrued interest receivable	20,079	22,591	26,041
Investment in unconsolidated subsidiaries	15,465	16,104	17,404
Other real estate	11,220	11,590	-
Goodwill	152,689	152,820	244,702
Other intangible assets	39,783	43,519	39,972
Bank-owned life insurance	135,371	134,200	131,454
Federal Home Loan Bank stock	48,797	48,797	48,797
Other assets	118,360	92,846	38,564
Total assets	$5,432,361	$5,504,304	$5,680,386

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing demand	$627,094	$596,907	$665,034
Interest-bearing demand	472,269	457,906	461,175
Savings and money market	1,057,881	1,067,690	1,178,855
Time	1,754,322	1,654,569	1,697,655
Total deposits	3,911,566	3,777,072	4,002,719

Short-term borrowings	279,450	278,205	16,000
Long-tem debt	649,257	881,534	916,019
Minority interest	10,049	10,055	13,104
Other liabilities	55,748	47,367	58,141
Total liabilities	4,906,070	4,994,233	5,005,983

Shareholders' equity:
Preferred stock, no par value, authorized 1,000,000 shares, none issued	-	-	-
Common stock, no par value, authorized 100,000,000 shares; issued and outstanding 28,732,259 shares at Decenber 31, 2008, 28,729,933 shares
at September 30, 2008 and 28,756,647 shares at December 31, 2007	403,176	403,117	403,304
Surplus	55,963	55,639	54,669
Retained earnings	63,762	63,489	222,644
Accumulated other comprehensive gain (loss)	3,390	(12,174)	(6,214)
Total shareholders' equity	526,291	510,071	674,403

Total liabilities and shareholders' equity	$5,432,361	$5,504,304	$5,680,386

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(In thousands, except per share data)	2008	2008	2007	2008	2007

Interest income:
Interest and fees on loans and leases	$62,988	$64,224	$77,159	$263,183	$308,720
Interest and dividends on investment securities:
Taxable interest	7,518	8,696	8,757	34,793	34,721
Tax-exempt interest	1,217	1,351	1,349	5,373	5,420
Dividends	2	7	71	44	247
Interest on deposits in other banks	1	4	14	12	170
Interest on federal funds sold and securities
purchased under agreements to resell	7	33	62	83	306
Dividends on Federal Home Loan Bank stock	-	171	98	464	293
Total interest income	71,733	74,486	87,510	303,952	349,877

Interest expense:
Demand	293	251	138	860	556
Savings and money market	2,592	3,171	5,177	12,528	23,950
Time	11,550	10,932	18,285	48,917	69,467
Interest on short-term borrowings	700	1,583	506	6,563	1,616
Interest on long-term debt	7,468	7,965	10,906	33,129	42,390
Total interest expense	22,603	23,902	35,012	101,997	137,979

Net interest income	49,130	50,584	52,498	201,955	211,898
Provision for loan and lease losses	26,696	22,900	28,201	171,668	53,001
Net interest income after provision
for loan and lease losses	22,434	27,684	24,297	30,287	158,897

Other operating income:
Service charges on deposit accounts	3,982	3,702	3,679	14,738	14,167
Other service charges and fees	3,436	3,501	3,126	14,062	13,178
Income from fiduciary activities	981	945	983	3,921	3,566
Equity in earnings of unconsolidated subsidiaries	44	103	110	561	703
Fees on foreign exchange	217	142	180	665	721
Investment securities gains (losses)	-	12	(1,715)	265	(1,715)
Income from bank-owned life insurance	1,273	888	1,746	4,876	5,821
Loan placement fees	247	201	289	814	1,079
Net gain on sales of residential loans	1,871	1,807	1,503	7,717	5,389
Other	4,837	409	1,461	7,189	2,895
Total other operating income	16,888	11,710	11,362	54,808	45,804

Other operating expense:
Salaries and employee benefits	13,449	17,558	13,028	67,019	62,562
Net occupancy	3,384	3,261	2,687	12,764	10,408
Equipment	1,474	1,420	1,418	5,722	5,228
Amortization and impairment of other intangible assets	4,725	1,237	1,450	8,412	4,992
Communication expense	1,119	1,155	1,148	4,484	4,266
Legal and professional services	3,901	3,209	2,477	12,138	9,137
Computer software expense	909	865	799	3,446	3,360
Advertising expense	960	1,016	663	3,358	2,582
Goodwill impairment	-	-	48,000	94,279	48,000
Foreclosed asset expense	703	83	-	7,360	-
Loss on sale of commercial real estate loans	-	203	-	1,874	-
Write down of assets	1,272	100	-	23,796	-
Other	11,718	7,358	11,526	28,170	26,021
Total other operating expense	43,614	37,465	83,196	272,822	176,556

Income (loss) before income taxes	(4,292)	1,929	(47,537)	(187,727)	28,145
Income tax expense (benefit)	(7,437)	(1,112)	(3,085)	(49,313)	22,339

Net income (loss)	$3,145	$3,041	$(44,452)	$(138,414)	$5,806

Per share data:
Basic earnings (loss) per share	$0.11	$0.11	$(1.51)	$(4.83)	$0.19
Diluted earnings (loss) per share	0.11	0.11	(1.51)	(4.83)	0.19
Cash dividends declared	0.10	0.10	0.25	0.70	0.98

Basic weighted average shares outstanding	28,673	28,665	29,355	28,669	30,197
Diluted weighted average shares outstanding	28,703	28,699	29,355	28,669	30,406

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Year Ended			Year Ended
(Dollars in thousands)	December 31, 2008			December 31, 2007			December 31, 2008			December 31, 2007
	Average	Average		Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$3,839	0.10%	$1	$1,268	4.51%	$14	$1,500	0.78%	$12	$3,358	5.08%	$170
Federal funds sold & securities purchased
under agreements to resell	4,279	0.59%	7	5,354	4.56%	62	4,532	1.83%	83	6,065	5.04%	306
Taxable investment securities, excluding
valuation allowance	630,811	4.77%	7,520	729,677	4.84%	8,828	692,610	5.03%	34,837	733,105	4.77%	34,968
Tax-exempt investment securities,
excluding valuation allowance	129,063	5.81%	1,873	151,935	5.47%	2,076	143,988	5.74%	8,266	153,459	5.43%	8,338
Loans and leases, net of unearned income	4,109,047	6.11%	62,988	4,171,889	7.35%	77,159	4,209,045	6.25%	263,183	4,021,094	7.68%	308,720
Federal Home Loan Bank stock	48,797	0.00%	0	48,797	0.80%	98	48,797	0.95%	464	48,797	0.60%	293
Total interest earning assets	4,925,836	5.86%	72,389	5,108,920	6.87%	88,237	5,100,472	6.02%	306,845	4,965,878	7.10%	352,795
Nonearning assets	513,049			609,271			552,937			597,106
Total assets	$5,438,885			$5,718,191			$5,653,409			$5,562,984

Liabilities & Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$461,994	0.25%	$293	$450,008	0.12%	$138	$463,776	0.19%	$860	$440,537	0.13%	$556
Savings and money market deposits	1,041,151	0.99%	2,592	1,170,325	1.76%	5,177	1,094,690	1.14%	12,528	1,206,392	1.99%	23,950
Time deposits under $100,000	764,295	2.85%	5,467	564,265	3.75%	5,337	639,794	2.91%	18,618	612,793	3.83%	23,450
Time deposits $100,000 and over	948,495	2.55%	6,083	1,171,825	4.38%	12,948	1,023,852	2.96%	30,299	1,018,123	4.52%	46,017
Short-term borrowings	308,208	0.91%	700	41,334	4.86%	506	292,466	2.24%	6,563	30,640	5.28%	1,616
Long-term debt	764,044	3.89%	7,468	872,753	4.96%	10,906	865,717	3.83%	33,129	816,591	5.19%	42,390
Total interest-bearing liabilities	4,288,187	2.10%	22,603	4,270,510	3.25%	35,012	4,380,295	2.33%	101,997	4,125,076	3.34%	137,979
Noninterest-bearing deposits	571,888			608,734			592,697			594,361
Other liabilities	61,554			91,895			80,556			88,369
Stockholders' equity	517,256			747,052			599,861			755,178
Total liabilities & stockholders' equity	$5,438,885			$5,718,191			$5,653,409			$5,562,984

Net interest income			$49,786			$53,225			$204,848			$214,816

Net interest margin		4.03%			4.15%			4.02%			4.33%